Exhibit 99.1

Outerwall Inc. to Acquire ecoATM

Acquisition Underscores Outerwall’s Commitment to Delivering Simple, Convenient and Affordable Automated Retail Solutions

Transaction Expected to be Accretive to EPS in 2014; Outerwall Reiterates Commitment to

$100 Million of Share Repurchase in 2013

BELLEVUE, Wash. – July 2, 2013 – Outerwall Inc. (Nasdaq: OUTR), formerly Coinstar, Inc., a leader in automated retail, today announced that the company has entered into a definitive agreement to acquire ecoATM for $350 million in cash, which includes payoff of certain indebtedness and certain transaction costs, subject to adjustment for working capital as of closing. In addition, because Outerwall currently holds a 23% ownership stake in ecoATM, consideration for this stake will be deducted from actual cash paid. Upon closing the transaction, Outerwall will own 100% of ecoATM.

ecoATM is the first company to create an automated self-serve kiosk system to purchase used mobile phones, tablets and MP3 players for cash. The kiosks use patented, advanced machine vision, electronic diagnostics and artificial intelligence to evaluate electronics. ecoATM’s eCycling stations provide a convenient trade-in solution that connects consumers real-time to broad worldwide secondary markets for the best possible pricing.

ecoATM capitalizes on the growing U.S. mobile device market where 175 million new devices are sold annually. Today, only 20% of used mobile phones are collected, with more than 50% being discarded or stored, representing a significant market opportunity. In addition, the demand for refurbished mobile phones continues to accelerate, due largely to growth in emerging markets.

“With ecoATM, Outerwall will advance its evolution into multiple automated retail businesses and increase our exposure to the growing demand for refurbished products and mobile devices across the globe,” said J. Scott Di Valerio, chief executive officer of Outerwall. “As evidenced by our growing investment in ecoATM over the last four years, we are confident that ecoATM’s innovative, environmentally minded business model will continue to resonate with today’s technology savvy consumers.”

“We expect ecoATM to be accretive to Outerwall’s EPS in 2014 and to yield a positive return on invested capital in the coming years,” said Galen C. Smith, chief financial officer of Outerwall. “In addition, we remain committed to our previously announced target of at least $100 million in annual share repurchase, and will continue to return value to our shareholders in a holistic way.”

“Outerwall is a great home for ecoATM, and we are excited to build upon our successful relationship to take the business to the next level,” said Tom Tullie, chief executive officer of ecoATM. “We look forward to benefitting from Outerwall’s resources and expertise to accelerate ecoATM’s rollout and bring our innovative solutions to consumers nationwide once the transaction closes.”

ecoATM will remain headquartered in San Diego, California.

The transaction is expected to close in the third quarter of 2013, subject to the receipt of regulatory approvals and other customary closing conditions.

Morgan Stanley & Co. LLC is serving as Outerwall’s financial advisor, and Perkins Coie LLP is serving as Outerwall’s legal counsel. Capstone Partners LLC is serving as ecoATM’s financial advisor, and DLA Piper is serving as ecoATM’s legal counsel.

About Outerwall Inc.

Outerwall (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better every day by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services and Rubi™ coffee kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall kiosks are in neighborhood grocery stores, drug stores, mass merchants and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect” and “will” and variations of such words, and future-looking and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements are not guarantees of future events, results, performance, or conditions. The forward-looking statements in this report, including those relating to the timing and closing of the acquisition (if at all), the effects of the acquisition on Outerwall (including on EPS), share repurchases, payments (including adjustments) and performance relating to the acquisition and the ecoATM business, and governmental approval, are only predictions based on the current intent and expectations of the management of Outerwall, and actual events, results, performance, and conditions may be materially different from those expressed or implied in those statements. Differences may result from actions taken by Outerwall, as well as from risks and uncertainties beyond Outerwall’s control, including those of and relating to ecoATM and its business. Such risks and uncertainties include, but are not limited to, actions resulting from federal, state, local and other laws and regulations or taken by governing bodies, as well as the ability to obtain the required consents and approvals (including antitrust approvals) from appropriate governmental entities and other third parties relating to certain contracts in connection with the acquisition, securityholders, and other potential third-party acquirers. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect Outerwall, please review “Risk Factors” described in Outerwall’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), as well as other public filings with the SEC. These forward-looking statements reflect Outerwall’s expectations as of the date of this report. Outerwall undertakes no obligation to update the information provided herein.

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Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com